                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

      This Employment Agreement (this "Agreement") is entered into effective as of the 16th day of July, 1999, between Glenn C. Rice, Ph.D., ("Employee"), and ILEX Products Incorporated, a Delaware corporation (the "Company"), whose principal executive offices are located in San Antonio, Texas.

      WHEREAS, the Company desires to employ Employee, and Employee desires to be employed by the Company, on terms hereinafter set forth;

      NOW, THEREFORE, in consideration for the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1
                                     DUTIES

      1.1 Employment. During the term of this Agreement, the Company agrees to employ Employee, and Employee accepts such employment, on the terms and conditions set forth in this Agreement.

      1.2 Extent of Service. During the term of this Agreement, Employee shall devote his full-time energy and skill to the affairs of the Company and its affiliated companies; provided, however, that Employee may serve as a member of the Board of Directors of other organizations that do not compete with the Company, pursue personal entrepreneurial ventures which do not compete with the Company and participate in other professional and civic organizations and activities so long as none of the Employee's director or such other activities, individually or taken together, materially affect his ability to perform his duties hereunder.

      1.3 Duties. Employee's duties hereunder shall include acting as a Vice President of the Company. In this capacity Employee will provide services with regard to directing the Company's research programs and development programs relating to Convergence programs, educating investors and business partners about the scientific programs and such other duties as may be prescribed from time by Employee's supervisor or the Board of Directors of the Company (the "Board"). Such duties include, without limitation, the development of Proprietary Information (defined in Article 5 hereof) for the Company. Employee shall also perform, without additional compensation, related services for the Company's subsidiaries and joint ventures.

      1.4 Access to and Use of Proprietary Information. Employee recognizes and the Company agrees that, to assist Employee in the performance of his duties hereunder, Employee will be provided access to and limited use of proprietary and confidential information of the Company. Employee further recognizes that, as a part of his employment with the Company, Employee will benefit from and Employee's qualifications will be enhanced by additional training, education and experience which will be provided to Employee by the Company directly and/or as a result of work projects assigned by the Company in which proprietary and confidential information of the Company is utilized by Employee.

                                    ARTICLE 2
                               TERM OF EMPLOYMENT

      The term of this Agreement shall commence on the date hereof and continue for a period of three years, unless earlier terminated pursuant to Article 4 hereof.

                                    ARTICLE 3
                                  COMPENSATION

      3.1 Monthly Base Salary. As compensation for services rendered under this Agreement, Employee shall be entitled to receive from the Company a monthly base salary (before standard deductions) equal to $16,666.66, subject to periodic review and increase by the Board. Employee's monthly base salary shall be payable at regular intervals (at least semi-monthly) in accordance with the prevailing practice and policy of the Company.

      3.2 Performance Bonus. As additional compensation for services rendered under this Agreement, Employee shall also be eligible to receive (a) a performance bonus equal to up to 10% of the sum of all payments of monthly base salary (before standard deductions) paid to Employee during the 1999 calendar year based upon the Company and the Employee achieving (as determined by the Board) certain 1999 goals to be established by the Board and (b) a performance bonus equal to up to an additional 10% of the sum of all payments of monthly base salary (before standard deductions) paid to Employee during the 1999 calendar year if the Company and the Employee greatly exceed (as determined by the Board) the 1999 goals established by the Board. For subsequent calendar years, Employee shall be eligible to receive a discretionary performance bonus if, as and when declared by the Board in accordance with the prevailing practice and policy of the Company.

      3.3 Stock Options. Employee shall also be granted an incentive option to purchase 50,000 shares of Common Stock of the Company at a per-share price of $________ under the Company's Stock Option Plan. The options will vest over a 4-year period at a rate of 25% per year; provided, however, that all options granted to Employee hereunder shall become 100% vested in the event (a) Employee is terminated without cause pursuant to the terms of Section 4.1; (b) Employee is terminated under the circumstances described in Section 4.4(b); or (c) there occurs a "change of control" as defined the that certain Incentive Stock Option Agreement dated as of even date herewith between the Company and the Employee. The terms of such stock option grant will be set forth in a separate stock option agreement.

      3.4 Benefits. Employee shall, in addition to the compensation provided for herein, be entitled to the following additional benefits:

            (a) Medical, Health, Life and Disability Benefits. Employee shall be entitled to receive all medical, health, life and disability insurance benefits that may, from time to time, be provided by the Company to other officers of the Company of a level of seniority and responsibility similar to that of Employee on a basis no less favorable.

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


            (b) Other Benefits. Employee shall also be entitled to receive any other benefits that may, from time to time, be provided by the Company to all employees of Company as a group.

            (c) Vacation. Employee shall be entitled to an annual vacation determined in accordance with the prevailing practice and policy of the Company (initially 3 weeks per year).

            (d) Holidays. Employee shall be entitled to holidays in accordance with the prevailing practice and policy of the Company.

            (e) Reimbursement of Business Expenses. The Company shall reimburse Employee for all expenses reasonably incurred by Employee in conjunction with the rendering of services at the Company's request, provided that such expenses are incurred in accordance with the prevailing practice and policy of the Company and are properly deductible by the Company for federal income tax purposes. As a condition to such reimbursement, Employee shall submit an itemized accounting of such expenses in reasonable detail, including receipts where required under federal income tax laws.

            (f) Reimbursement of Relocation Expenses. The Company shall reimburse Employee up to a maximum of $50,000 for (i) reasonable relocation expenses incurred by Employee in connection with a maximum of 2 house-hunting trips by Employee and his spouse to Boston, Massachusetts from Employee's current residence, (ii) reasonable relocation expenses incurred by Employee in connection with the moving of Employee's household goods from Employee's current residence to Boston, Massachusetts (including temporary storage, if necessary) and (iii) such other reasonable relocation expenses as may be approved by the Company. As a condition to such reimbursement, Employee shall submit an itemized accounting of such expenses in reasonable detail, including receipts. In the event Employee's employment with the Company is terminated (howsoever such termination may occur) on or before the first anniversary of the date of this Agreement, Employee shall immediately pay to the Company an amount equal to 50% of all amounts paid to Employee by the Company pursuant to this Section 3.4(f) (which amounts owing, if any, may be offset by the Company against any amounts then owing by the Company to Employee under this Agreement).

      3.5 Commencement of Compensation. Compensation under this Agreement shall be payable to Employee commencing on upon Employee's commencement of full-time service to the Company.

                                    ARTICLE 4
                                   TERMINATION

      4.1 Termination Without Cause. This Agreement may be terminated by the Company or Employee, without cause, upon 30 days prior written notice thereof given by one party to the other party. In the event of termination pursuant to this Section 4.1, the Company shall pay Employee a lump-sum equal to (i) Employee's monthly base salary (subject to standard deductions) earned pro



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


rata to the date of such notification of termination plus (ii) twelve (12) times Employee's then effective base monthly salary (subject to standard deductions), whereupon the Company shall no further obligations to Employee hereunder.

      4.2 Termination For Good Reason . At any time during the term of this Agreement, the Executive may terminate this Agreement for Good Reason (as defined below) by giving the Company thirty (30) calendar days written notice of intent to terminate, which notice sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. Upon the expiration of the thirty (30) day notice period, the Good Reason termination shall become effective, and the Company shall pay and provide to Employee the benefits set forth in this Section 4.2. "Good Reason" shall mean, without the Executive's express written consent, the occurrence of any one or more of the following:

            (a) The assignment of the Employee to duties which would result in a material reduction of the Employee's authorities, duties, responsibilities, and status (including, without limitation, offices, titles, and reporting requirements) as an officer of the Company, or a reduction or alteration in the nature or status of the Employee's authorities, duties, or responsibilities from those in effect during the immediately preceding year; or

            (b) Without the Employee's consent, the Company's requiring the Employee to be based at a location which is more than fifty (50) miles from Boston Massachusetts or San Francisco, California, except for required travel on the Company's business to an extent consistent with the Executive's business obligations as of the commencement of the term of this Agreement.

      Upon a termination of the Employee's employment for Good Reason, the Employee shall be entitled to receive the same payments and benefits as he is entitled to receive following an involuntary termination of his employment by the Company without cause, as specified in Section 4.1 herein. The Employee's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

      4.3 Termination For Cause.

            (a) This Agreement may be terminated by the Company for "Cause" (hereinafter defined) upon written notice thereof given by the Company to the Employee. In the event of termination pursuant to this Section 4.3, the Company shall pay Employee his monthly base salary (subject to standard deductions) earned pro rata to the date of such termination and the Company shall have no further obligations to Employee hereunder.

            (b) The term "Cause" shall include, without limitation, the following, as determined by the Board in its sole judgment: (i) Employee is convicted of a felony; (ii) Employee commits fraud or theft of personal or Company property from Company premises; (iii) Employee falsifies Company documents or records; (iv) Employee engages in acts of gross carelessness or willful negligence to endanger life or property on Company premises; or (v) Employee (A) breaches any of the material terms of this Agreement; (B) Employee fails to satisfactorily perform the reasonable duties assigned under this Agreement as determined by


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


      the Chief Executive Officer or the Board; or (c) Employee intentionally engages in conduct which is demonstrably and materially injurious to the Company, which breach, failure of course of conduct described in this subsection (iii) continues for a period of ten (10) days after written notice from the Company describing such breach, failure or course of conduct in reasonable detail.

      4.4 Termination Upon Death or Disability. In the event that Employee dies, this Agreement shall terminate upon Employee's death. Likewise, if Employee becomes "disabled" as determined in accordance with the Company's disability insurance policies and plans, the Company may, upon notice to Employee, terminate this Agreement.

            (a) In the event of termination pursuant to this Section 4.4 as a result of Employee's disability or death not occurring under the circumstances described in Section 4.4(b), Employee (or his legal representatives) shall be entitled only to his monthly base salary earned pro rata for services actually rendered prior to the date of such termination.

            (b) that in the event of a termination pursuant to this Section 4.4 as a result of Employee's death occurring within the course and scope of Employee's employment with the Company, Employee shall be entitled to the consideration described in Section 4.1 applicable to termination without cause.

      4.5 Change of Control. In the event this Agreement is terminated by the Company within 3 months following (i) a sale, transfer or disposition of substantially all of the assets of the Company, (ii) a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization (collectively, a "Change of Control"), then Employee shall be entitled to receive his monthly base salary (subject to standard deductions) earned pro rata to the date of such termination plus an amount equal to his monthly base salary multiplied by 15 (subject to standard deductions) and the Company shall have no further obligations to Employee hereunder. A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

      4.6 Survival of Provisions. The covenants and provisions of Articles 5, 6 and 7 hereof shall survive any termination of this Agreement and continue for the periods indicated, regardless of how such termination may be brought about.

                                    ARTICLE 5
                 PROPRIETARY PROPERTY; CONFIDENTIAL INFORMATION

      5.1 Duties. Employee understands and agrees that during the term of this Agreement Employee's duties will include involvement with the conception of improvements and inventions (whether or not ultimately issuing as Letters Patent in any country), the creation of confidential information protected by the Company as trade secrets and the authoring of "works" as defined


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


under the copyright laws of the United States of America found in 17 United States Code. Such information is collectively referred to in this Agreement as " Proprietary Information".

      5.2 Ownership. Employee understands and agrees that for all Proprietary Information created within the scope of Employee's employment, the Company shall own all right, title and interest thereto. In the case of works authored or created by Employee within the scope of Employee's employment, such works are considered a "work made for hire" under 17 United States Code Section 101 - the copyright laws. All Proprietary Information, if any, created by Employee prior to his employment with the Company, and in which Employee claims ownership, is shown in Schedule 5.2 attached hereto.

      5.3 Notice and Assistance. Employee shall give adequate written notice to the Company as soon as practicable of all Proprietary Information created by Employee during Employee's employment with the Company, assist the Company in evaluating the Proprietary Information for trade secret and copyright protection and sign all documents and do all things necessary at the expense of the Company to assist the Company in the protection, development, marketing or transfer of such Proprietary Information.

      5.4 Assignment. Except for the Proprietary Information listed on Schedule
5.2 and Proprietary Information based thereon which relates thereto, Employee hereby assigns and agrees to assign all right, title and interest into such Proprietary Information to the Company or its nominee. At the request of the Company, whether during or after the termination of Employee's employment, Employee shall timely execute or join in executing all papers or documents required for the filing of patent applications and copyright registrations in the United States of America and such foreign countries as the Company may in its sole discretion select, and shall assign all such patent applications and copyrights to the Company or its nominee, and shall provide the Company or its agent or attorneys with all reasonable assistance in the preparation and prosecution of patent applications and copyright registrations, including drawings, specifications, and the like, all at the expense of the Company, and shall do all that may be necessary to establish, protect or maintain the rights of the Company or its nominee in the inventions, patent applications, Letters Patent and copyrights in accordance with the spirit of this Agreement.

      5.5 Confidential Information . Employee agrees to keep confidential all information protected by the Company as trade secrets during the term of this Agreement (including any leaves of absence) and will neither use nor disclose the confidential information without written authorization by the Company for ten years thereafter. For the purposes of this Agreement, such confidential information shall include information set forth in any application for Letters Patent unless and until such information is ultimately published. The Company and Employee mutually agree that the following types of information shall not be protected by this Agreement:

            (a) Information already in the public domain at the time Employee received it;

            (b) Information which although disclosed in confidence to Employee is later disseminated by the Company into the public domain;

            (c) Information which although received in confidence by Employee is subsequently disseminated into public domain by a third party who has not breached any duty to any other party in disseminating such information;

            (d) Information given by the Company in confidence to Employee which Employee is expressly authorized in writing by the Company to use or disclose thereafter; and

            (e) Information required by law to be disclosed, provided that Employee will promptly advise the Company of any such required disclosure and cooperate fully with the Company to avoid such disclosure, if legally possible, or to obtain confidential treatment of such Information disclosed.

Employee also understands and agrees that he or she will maintain in confidence all information known to him by reason of his employment even if such information is included in a redacted deposit of a work filed with an application for copyright registration, if such deposit has been abridged in order to protect the confidentiality of the information deposited with the Copyright Office. For purposes of this Agreement, a trade secret "...may consist of any formula, pattern, device or compilation of information which is used in one's business, and which gives him an opportunity to obtain an advantage over competitors who do not know or use it. It may be a formula for a chemical compound, a process of manufacturing, trading or preserving materials, a pattern for machine or other device, or a list of customers..." as commonly interpreted by the courts of the State of Texas. Upon the termination of this Agreement, regardless of how such termination may be brought about, Employee shall deliver to the Company any and all documents, instruments, notes, papers or other expressions or embodiments of Proprietary Property or confidential information which are in Employee's possession or control.

      5.6 Publicity. During the term of this Agreement and for a period of two years thereafter, Employee shall not, directly or indirectly, originate or participate in the origination of any publicity, news release or other public announcements, written or oral, whether to the public press or otherwise, relating to this Agreement, to any amendment hereto, to Employee's employment hereunder or to the Company, without the prior written approval of the Company.

      5.7 Fiduciary Relationship. Employee, by virtue of his high position of trust and reliance on him by the Company, understands that Employee enjoys a fiduciary relationship with the Company in carrying out his obligations under this Article 5. Accordingly, Employee agrees to honor his obligations under this Agreement by conducting himself with the highest degree of fairness and trust toward the Company.

                                    ARTICLE 6
                              RESTRICTIVE COVENANTS

      6.1 Non-Competition. Except for the activities set forth on Schedule 6.1 attached hereto (the "Non-Competing Activities"), and in consideration of the benefits of this Agreement, including Employee's access to and limited use of proprietary and confidential information of the Company, as well as training, education and experience provided to Employee by the Company directly and/or as a result of work projects assigned by the Company with respect thereto, Employee hereby



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


covenants and agrees that during the term of this Agreement and for a period of one year following termination of this Agreement, regardless of how such termination may be brought about, Employee shall not, directly or indirectly, as proprietor, partner, stockholder, director, officer, employee, consultant, joint venturer, investor or in any other capacity, engage in, or own, manage, operate or control, or participate in the ownership, management, operation or control, of any entity which engages, as its primary business, anywhere in the United States in contract clinical testing or development of pharmaceuticals for treatment of patients with cancer or any other business activity which the Company participates during Employee's employment with the Company; provided, however, the foregoing shall not prohibit Employee from purchasing and holding as an investment not more than 1% of any class of publicly traded securities of any entity which conducts a business in competition with the business of the Company, so long as Employee does not participate in any way in the management, operation or control of such entity.

      6.2 Judicial Reformation. Employee acknowledges that, given the nature of the Company's business, the covenants contained in Section 6.1 establish reasonable limitations as to time, geographic area and scope of activity to be restrained and do not impose a greater restraint than is reasonably necessary to protect and preserve the goodwill of the Company's business and to protect its legitimate business interests. If, however, Section 6.1 is determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographic area or by reason of it being too extensive in any other respect or for any other reason, it will be interpreted to extend only over the longest period of time for which it may be enforceable and/or over the largest geographic area as to which it may be enforceable and/or to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court.

      6.3 Customer Lists; Non-Solicitation. In consideration of the benefits of this Agreement, including Employee's access to and limited use of proprietary and confidential information of the Company, as well as training, education and experience provided to Employee by the Company directly and/or as a result of work projects assigned by the Company with respect thereto, Employee hereby further covenants and agrees that for a period of one year following the termination of this Agreement, regardless of how such termination may be brought about, Employee shall not, directly or indirectly, (a) use or make known to any person or entity the names or addresses of any clients or customers of the Company or any other information pertaining to them, other than information that Employee can demonstrate was known to Employee prior to his employment with the Company and with respect to which the Company has no obligation of confidentiality, (b) call on, solicit, take away or attempt to call on, solicit or take away any clients or customers of the Company on whom Employee called or with whom he or she became acquainted during his employment with the Company, nor (c) recruit, hire or attempt to recruit or hire any employees of the Company.

                                    ARTICLE 7
                                   ARBITRATION

      Except for the provisions of Articles 5 and 6 of this Agreement dealing with proprietary property, confidential information and restrictive covenants, with respect to which the Company expressly reserves the right to petition a court directly for injunctive and other relief, any claim, dispute or controversy of any nature whatsoever, including but not limited to tort claims or contract



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


disputes, between the parties to this Agreement or their respective heirs, executors, administrators, legal representatives, successors and assigns, as applicable, arising out of or relating to your employment or the termination of your employment with the Company and/or the terms and conditions of this Agreement, including the implementation, applicability and interpretation thereof, shall be resolved as follows: upon the written request of one party served upon the other, any such claim, dispute or controversy shall be submitted to and settled by arbitration in accordance with the provisions of the Federal Arbitration Act, 9 U.S.C. Section 1-15, as amended. If arbitration is requested, each of the parties to this Agreement shall appoint one person as an arbitrator to hear and determine any such disputes, and if they should be unable to agree, then the two arbitrators shall choose a third arbitrator from a panel made up of experienced arbitrators selected pursuant to the procedures of the American Arbitration Association (the "AAA") and, once chosen, the third arbitrator's decision shall be final, binding and conclusive upon the parties to this Agreement. Each party shall be responsible for the fees and expenses of its arbitrator and the fees and expenses of the third arbitrator shall be shared equally by the parties. The terms of the commercial arbitration rules of AAA shall apply except to the extent they conflict with the provisions of this paragraph. It is further agreed that any of the parties hereto may petition the United States District Court for the Western District of Texas, San Antonio Division, or the United States District Court for the District of Massachusetts, Boston, MA, for a judgment to be entered upon any award entered through such arbitration proceedings.

                                    ARTICLE 8
                                  MISCELLANEOUS

      8.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by an overnight delivery service with tracking procedures or by facsimile to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice: If to Employee, at the address set forth below his name on the signature page hereof; and if to the Company, at 11550 IH-10 West, Suite 100, San Antonio, Texas 78230, Attention: President and Chief Executive Officer.

      8.2 Equitable Relief. In the event of a breach or a threatened breach by Employee of any of the provisions contained in Article 5 or 6 of this Agreement, Employee acknowledges that the Company will suffer irreparable injury not fully compensable by money damages and, therefore, will not have an adequate remedy available at law. Accordingly, the Company shall be entitled to obtain such injunctive relief or other equitable remedy from any court of competent jurisdiction as may be necessary or appropriate to prevent or curtail any such breach, threatened or actual. The foregoing shall be in addition to and without prejudice to any other rights that the Company may have under this Agreement, at law or in equity, including, without limitation, the right to sue for damages.

      8.3 Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Employee's rights under this Agreement are not assignable and any attempted assignment thereof shall be null and void.


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

      8.4 Governing Law; Venue. This Agreement shall be subject to and governed by the laws of the State of Massachusetts. Non-exclusive venue for any action permitted hereunder shall be proper in San Antonio, Bexar County, Texas, or Boston, Massachusetts, and Employee and the Company hereby consent to such venue.

      8.5 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties and supersedes all other agreements between the parties which may relate to the subject matter contained in this Agreement. This Agreement may not be amended or modified except by an agreement in writing which refers to this Agreement and is signed by both parties.

      8.6 Headings. The headings of sections and subsections of this Agreement are for convenience only and shall not in any way affect the interpretation of any provision of this Agreement or of the Agreement itself.

      8.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

      8.8 Waiver. The waiver by any party of a breach of any provision hereof shall not be deemed to constitute the waiver of any prior or subsequent breach of the same provision or any other provisions hereof. Further, the failure of any party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement unless such party expressly waives such provision pursuant to a written instrument which refers to this Agreement and is signed by such party.


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


      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                    ILEX PRODUCTS INCORPORATED



                                    By:
                                       ----------------------------------------
                                        Richard L. Love,
                                        President and Chief Executive Officer


                                    EMPLOYEE:



                                    -------------------------------------------
                                    Glenn C. Rice, Ph.D.

                                    Address:    325 Moseley Road
                                                Hillsborough, CA 94010
                                                Fax: (650) 401-7242


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
                                  SCHEDULE 5.2

                          PROPRIETARY PROPERTY CLAIMED

See attached list.

                                  SCHEDULE 6.1

                            NON-COMPETING ACTIVITIES




Non-Competing Activities Claimed:


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      advancedmedicinesnow.com